Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Third Amended and Restated HP Inc. 2004 Stock Incentive Plan and Plantronics, Inc. 2003 Stock Plan of our reports dated December 9, 2021, with respect to the consolidated financial statements of HP Inc., and the effectiveness of internal control over financial reporting of HP Inc., included in its Annual Report (Form 10-K) for the year ended October 31, 2021, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Jose, California

August 29, 2022